Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ENERGY PARTNERS, LTD.
at
$23.00 NET PER SHARE
by
ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.
THE $23.00 NET PER SHARE WILL BE INCREASED BY UP TO $1.00 TO $24.00 NET PER SHARE
DEPENDING ON THE RESOLUTION OF
CERTAIN DELAWARE LITIGATION DESCRIBED HEREIN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 28, 2006, UNLESS THE OFFER IS EXTENDED

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (“SHARES”) OF ENERGY PARTNERS, LTD. (THE “COMPANY”) THAT, WHEN ADDED TO THE SHARES THEN OWNED BY WOODSIDE PETROLEUM LTD. (“PARENT”) OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS OR WARRANTS), (II) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 22, 2006, BETWEEN THE COMPANY, EPL ACQUISITION CORP. LLC AND STONE ENERGY CORPORATION (THE “STONE ENERGY MERGER AGREEMENT”) HAVING BEEN TERMINATED ON TERMS SATISFACTORY TO PURCHASER, AND ENERGY PARTNERS HAVING NO LIABILITY IN CONNECTION WITH THE STONE ENERGY MERGER AGREEMENT OTHER THAN THE POSSIBLE PAYMENT OF THE $25.6 MILLION TERMINATION FEE REQUIRED THEREBY, (III) THE BOARD OF DIRECTORS OF THE COMPANY HAVING APPROVED THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN OR ANY OTHER BUSINESS COMBINATION SATISFACTORY TO PURCHASER BETWEEN THE COMPANY AND PURCHASER (AND/ OR ANY OF PARENT’S SUBSIDIARIES) PURSUANT TO THE REQUIREMENTS OF SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE OR PURCHASER SHALL BE SATISFIED THAT SECTION 203 DOES NOT APPLY TO OR OTHERWISE RESTRICT THE OFFER, THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN OR SUCH OTHER BUSINESS COMBINATION, (IV) (A) THE COMPANY ENTERING INTO A DEFINITIVE MERGER AGREEMENT WITH PURCHASER (AND/ OR ANY OF PARENT’S SUBSIDIARIES) WITH RESPECT TO A MERGER OF PURCHASER AND THE COMPANY, (B) NOMINEES OF PURCHASER CONSTITUTING A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY OR (C) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES SHALL CONSTITUTE AT LEAST 90% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS OR WARRANTS) AND (V) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.
    THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING.
    PURCHASER IS SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY; HOWEVER, PURCHASER AND PARENT BELIEVE THAT THE TERMS OF THE STONE ENERGY MERGER AGREEMENT PURPORT TO PROHIBIT THE COMPANY FROM TAKING CERTAIN ACTIONS, INCLUDING NEGOTIATING A TRANSACTION WITH, OR PROVIDING CONFIDENTIAL INFORMATION TO, PURCHASER OR PARENT AT ANY TIME PRIOR TO THE TERMINATION OF THE STONE ENERGY MERGER AGREEMENT. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED SECOND-STEP MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER, IN WHICH EVENT PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY PURCHASER AND THE COMPANY.
    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, THE COMPANY’S STOCKHOLDERS. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH THE PROXY SOLICITATION OR A SOLICITATION OF WRITTEN CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION (EACH AS DEFINED IN “INTRODUCTION”). ANY SUCH SOLICITATION (INCLUDING THE PROXY SOLICITATION AND THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION AND/ OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IMPORTANT
    Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary identified on the back cover of this Offer to Purchase or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.
    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.
    Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
    THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:
CREDIT SUISSE
August 31, 2006

SUMMARY TERM SHEET
      ATS Inc., an indirect, wholly owned subsidiary of Woodside Petroleum Ltd., is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Energy Partners, Ltd. for $23.00 net per share in cash (less any applicable withholding taxes and without interest), subject to possible increase by $0.50 or $1.00 per share to a total of $23.50 or $24.00 net per share in cash depending on the resolution of certain litigation described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Energy Partners, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case as set forth on the back cover of this Offer to Purchase.
WHO IS OFFERING TO BUY MY SECURITIES?

•	The offer is by ATS Inc., a recently formed Delaware corporation and an indirect wholly owned subsidiary of Woodside Petroleum Ltd. We have been organized in connection with this offer and have not carried on any activities other than purchasing shares of Energy Partners, Ltd. common stock in the open market and in connection with this offer. See Section 8.

•	Woodside Petroleum Ltd. is a company incorporated under the laws of Victoria, Australia. Woodside Petroleum is a leading Australian producer of oil and natural gas, with exploration and development ventures ranging across the globe — from Australia’s North-West Shelf to the Timor Sea, the Gulf of Mexico, The Republic of Korea, Kenya, Libya, Algeria, Sierra Leone, Liberia and Mauritania. See Section 8.
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	ATS is seeking to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Energy Partners. See the “Introduction” and Section 1.
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	ATS is offering to pay $23.00 net per share, net to you in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. Under certain circumstances described below, we will increase our offer price by $0.50 or $1.00 per share to a total of $23.50 or $24.00 net per share in cash, respectively, depending on the resolution of certain litigation in the Chancery Court of Delaware described herein. See the “Introduction” and Instructions 1, 5 and 10 of the Letter of Transmittal.
WHY IS THE PRICE PER SHARE SUBJECT TO INCREASE?

•	ATS has commenced litigation in the Chancery Court of Delaware concerning, among other things, both the (i) validity of the $25.6 million termination fee, payable under a number of circumstances pursuant to the Agreement and Plan of Merger, dated as of June 22, 2006, by and among Energy Partners, EPL Acquisition Corp. LLC and Stone Energy Corporation and (ii) Energy Partners’ prior payment of $43.5 million on behalf of Stone Energy to Plains Exploration & Production Company in connection with the termination of Stone Energy’s merger agreement with Plains.

•	In the event that ATS obtains a judgment on the merits resulting in a court order invalidating the $25.6 million termination fee in full, and such judgment shall have become final and nonappealable, then ATS will increase its offer price by $0.50 per share to Energy Partners stockholders whose shares of Energy Partners common stock are accepted for payment pursuant to the offer.

•	If, prior to the expiration date (as it may have been extended by ATS) of this offer, a judgment on the merits resulting in a court order invalidating the $25.6 million fee in full shall have been obtained and is in full force and effect as of the expiration date, but such judgment shall not yet have become final and nonappealable, then Energy Partners stockholders whose shares of Energy Partners common stock have been accepted for payment in connection with the offer shall receive $23.00 per share (or $23.50 if a judgment requiring the repayment in full to Energy Partners of the $43.5 million payment by Energy Partners referred to below had been obtained and became final and nonappealable prior to the expiration date (as discussed below)) and shall be granted a non-transferable contractual right to receive $0.50 per share accepted for payment which shall entitle such stockholder to be paid if and when such favorable judgment becomes final and non-appealable. No interest will accrue or be payable in respect of such contractual rights.

•	In the event that ATS obtains a judgment on the merits resulting in a court order requiring the repayment in full by Stone Energy to Energy Partners of the $43.5 million that Energy Partners paid to Plains on behalf of Stone Energy in connection with the termination of Stone Energy’s merger agreement with Plains and such judgment shall have become final and nonappealable, then ATS will increase its offer price by $0.50 to Energy Partners stockholders whose shares of Energy Partners common stock are accepted for payment in connection with the offer.

•	If, prior to the expiration date (as it may have been extended by ATS) of this offer, a judgment on the merits requiring the repayment in full to Energy Partners of the $43.5 million previously paid by Energy Partners to Plains Exploration and Production Company on behalf of Stone Energy shall have been obtained and is in full force and effect as of the expiration date, but such judgment shall not have become final and nonappealable, then Energy Partners stockholders whose shares of Energy Partners common stock have been accepted for payment in connection with the offer shall receive $23.00 per share (or $23.50 if a judgment invalidating the $25.6 million termination fee referred to above had been obtained and became final and nonappealable prior to the expiration date) and shall be granted a non-transferable contractual right to receive an additional $0.50 per share accepted for payment which shall entitle such stockholder to be paid if and when such favorable judgment becomes final and nonappealable. No interest will accrue or be payable in respect of such contractual rights.

•	ATS reserves the right to make, in its discretion, all decisions with respect to the Delaware litigation, both before and after it has accepted shares of Energy Partners common stock for payment. This includes deciding whether to lodge an appeal and whether and how long to pursue any appeals process. Such decisions could result in either or both of the $0.50 increases not being paid.
IS IT POSSIBLE THAT I WILL RECEIVE BOTH $0.50 INCREASES?

•	Yes. So long as both claims are favorably resolved on the terms described above, then Energy Partners stockholders would be entitled to both $0.50 increases described above or $1.00 in total.
WHAT IF ONLY ONE OF YOUR CLAIMS IN DELAWARE IS SUCCESSFUL?

•	If only one of our claims is finally and favorably resolved in a nonappealable judgment on the terms described above, then Energy Partners stockholders would be entitled to the $0.50 increase payable in respect of such claim as described above. Successful resolution of either claim is not a condition to increasing the offer price in connection with favorable, final and nonappealable resolution of the other.

WHAT WILL HAPPEN IF NEITHER CLAIM IN THE DELAWARE LITIGATION IS SUCCESSFUL?

•	If ATS does not receive a favorable and final, nonappealable judgment on the merits overturning either the $25.6 million fee or requiring repayment of the $43.5 million, as described above, then neither $0.50 increase will occur and in this event the offer price will be $23.00 net per share of common stock. Additionally, even if we initially receive a favorable judgment on the merits with respect to one or both of such matters, there is a possibility that any such judgment could be overturned on appeal. Therefore, we will not pay an additional $0.50 per share based upon the resolution of either claim until any such favorable judgment is final and nonappealable. Similarly, if a favorable judgment is overturned on appeal following the date we accept shares of Energy Partners common stock for payment, stockholders whose shares have been accepted for payment will not receive the applicable incremental $0.50 per share payment in respect of each such share of common stock.
IS THE ENTIRE OFFER CONTINGENT ON THE SUCCESS OF THE DELAWARE LITIGATION?

•	No. However, ATS will not increase its offer price as described above and will therefore not pay either $0.50 per share additional amount unless and until it has received a final and nonappealable favorable judgment on the merits in respect of our claims relating to (i) the validity of the $25.6 million termination fee payable in a number of circumstances pursuant to Energy Partners’ merger agreement with Stone Energy or (ii) the repayment of Energy Partners’ prior payment of $43.5 million on behalf of Stone Energy to Plains in connection with the termination of Stone Energy’s merger agreement with Plains in the Delaware litigation as discussed above.
In addition, we have sued to invalidate a bylaw of Energy Partners which imposes an 85% vote requirement for consent solicitations. We believe the bylaw is invalid on its face. While our offer is not conditioned on the invalidation of this bylaw, one of the conditions of our offer will be satisfied if, among other alternatives, our nominees are elected to the Energy Partners Board. This, in turn, will require our consent solicitation to be successful.
WHY IS PURCHASER MAKING THIS OFFER?

•	ATS is making this offer because ATS and Woodside Petroleum want to acquire control of, and ultimately the entire equity interest in, Energy Partners. ATS is seeking to negotiate a business combination with Energy Partners; however, ATS and Woodside Petroleum believe that the terms of the merger agreement between Energy Partners and Stone Energy purport to prohibit Energy Partners from taking certain actions, including negotiating a transaction with, or providing confidential information to, ATS or Woodside Petroleum at any time prior to the termination of its merger agreement with Stone Energy. Subject to applicable law, ATS reserves the right to amend the offer (including amending the number of shares of common stock to be purchased, the offer price and the consideration to be offered in the proposed second-step merger) upon entering into a merger agreement with Energy Partners, or to negotiate a merger agreement with Energy Partners not involving a tender offer, in which event we would terminate the offer and the shares of Energy Partners common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by ATS and Energy Partners. See Sections 1 and 11.
WHY IS THE OFFER SUPERIOR TO THE PROPOSED MERGER WITH STONE ENERGY?

•	ATS believes that our all-cash offer is far superior to Energy Partners’ proposed merger with Stone Energy because it provides Energy Partners stockholders an opportunity to realize an immediate premium for their shares of common stock in Energy Partners.

•	ATS’s offer price of $23.00 net per share represents a premium above the $18.40 closing price of Energy Partners common stock as of August 25, 2006 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%

•	If one of the $0.50 increases to the offer price is made and the offer price is increased to $23.50 net per share, this increased offer would represent a premium above the $18.40 closing price of Energy Partners common stock as of August 25, 2006 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%

•	If both $0.50 increases to the offer price are made and the offer price is increased to $24.00 net per share, this increased offer would represent a premium above the $18.40 closing price of Energy Partners common stock as of August 25, 2006 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%
WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The offer is conditioned upon, among others, the following:

•	Energy Partners stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Energy Partners common stock that, when added to the shares of Energy Partners common stock then owned by Woodside Petroleum or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Energy Partners common stock on a fully diluted basis.

•	The Agreement and Plan of Merger, dated June 22, 2006, by and among Energy Partners, EPL Acquisition Corp. LLC and Stone Energy shall have been validly terminated on terms satisfactory to Purchaser, and Energy Partners shall have no liability in connection with such merger agreement other than the possible payment of the termination fee required thereby.

•	The board of directors of Energy Partners shall have approved the offer and the proposed second-step merger described herein or any other business combination satisfactory to ATS between Energy Partners and ATS (and/or any of Woodside Petroleum’s subsidiaries) pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or ATS shall be satisfied that Section 203 does not apply to or otherwise restrict the offer, the proposed second step merger described herein or any such business combination.

•	(A) Energy Partners shall have entered into a definitive merger agreement with ATS with respect to a merger of ATS and Energy Partners, (B) nominees of ATS shall constitute a majority of the board of directors of Energy Partners or (C) Energy Partners stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Energy Partners common stock that, when added to the shares of Energy Partners common stock then owned by Woodside Petroleum or any of its subsidiaries, shall constitute at least 90% of the then outstanding shares of Energy Partners common stock on a fully diluted basis.

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated prior to the expiration of the offer.

•	The offer is subject to other conditions as well. A more detailed discussion of the conditions to consummation of the offer is contained in the Introduction, Section 1 and Section 14.
WHAT ACTIONS DO YOU PROPOSE TO TAKE WITH RESPECT TO THE PROPOSED MERGER OF ENERGY PARTNERS AND STONE ENERGY?

•	ATS intends to file preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Energy Partners stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to Energy Partners stockholders) to vote against the issuance of shares of common stock to Stone Energy stockholders in connection with the proposed Stone Energy merger. Neither this Offer to Purchase nor the offer constitutes a solicitation of proxies in connection with such matter. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.
DO YOU INTEND TO UNDERTAKE A CONSENT SOLICITATION TO REMOVE THE DIRECTORS OF ENERGY PARTNERS?

•	Yes. ATS currently intends to file a consent statement with the Securities and Exchange Commission for use in connection with the solicitation of written consents from at least a majority of stockholders of Energy Partners to (i) remove each current member of Energy Partners’ board of directors and (ii) elect five of our nominees to serve as directors of Energy Partners. Following such election, we expect that our nominees would reduce the size of Energy Partners’ board of directors to five members. ATS reserves the right, however, at any time to determine not to commence a consent solicitation (or to terminate any solicitation which has previously been commenced) if we determine it to be in our best interests to do so or if we determine that the consent solicitation is unnecessary, including, if we so determine, if Energy Partners’ board of directors has (i) recommended against the issuance of Energy Partners stock in connection with Energy Partners’ proposed merger with Stone Energy, (ii) recommended that Energy Partners stockholders accept our offer and (iii) not adopted a “poison pill” or shareholders rights plan. Neither this Offer to Purchase nor the offer constitutes a solicitation of consents in connection with the consent solicitation. Any such solicitation (including the consent solicitation) will be made only pursuant to separate consent solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.
WILL THE GRANTING OF A PROXY IN CONNECTION WITH YOUR PROXY SOLICITATION OR CONSENT IN CONNECTION WITH YOUR CONSENT SOLICITATION BE A CONDITION TO THE TENDER OF SHARES IN THE OFFER?

•	No. The granting of a proxy to ATS in connection with the proxy solicitation or a consent to ATS in connection with the consent solicitation is not a condition to the tender of shares of common stock in the offer.
AM I REQUIRED TO VOTE AGAINST THE ISSUANCE OF SHARES IN CONNECTION WITH THE STONE ENERGY MERGER IF I WISH TO ACCEPT THE OFFER?

•	A stockholder may validly tender his or her shares of common stock in the offer, regardless of whether or how such stockholder votes on the Stone Energy merger. However, assuming a quorum is present at the special meeting, a sufficient number of Energy Partners stockholders MUST vote “AGAINST” the share issuance in connection with the Stone Energy merger in order to ensure that the issuance is not approved. This will guarantee that the contemplated Stone Energy merger will not go forward, which is one of the conditions to this offer. The issuance will be approved if there is a quorum at such meeting and a majority of stockholders present and voting at the Energy Partners stockholder meeting (as opposed to a majority of all Energy Partners shares outstanding) votes in favor of the share issuance. SHARES THAT ARE NOT VOTED WILL NOT BE COUNTED AS VOTES “AGAINST” THE MERGER NOR, ASSUMING A QUORUM IS PRESENT, WILL THEY ADVERSELY AFFECT THE LIKELIHOOD OF THE SHARE ISSUANCE BEING APPROVED. We do not intend to waive our condition that the Stone Energy merger not be consummated.
DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. Woodside Petroleum, our parent company, is a publicly traded company with an equity market capitalization of approximately $21 billion (based upon the closing price of Woodside Petroleum shares on the Australian Stock Exchange on August 25, 2006 and an exchange rate of US$1.00 : AU$1.32) and will provide us with the sufficient funds to purchase the shares in the offer. The offer is not conditioned upon entering into any financing arrangements. See Section 9.
IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No. Woodside Petroleum’s subsidiary Woodside Finance Pty Ltd has arranged finance facilities which will be used to provide us with the funds necessary to purchase the shares in the offer.
ATS has been organized solely in connection with this offer and has not carried on any activities other than in connection with this offer. Because the form of payment consists solely of cash that will be provided to us by Woodside Finance and because of the lack of any relevant historical information concerning us, our financial condition is not relevant to your decision to tender in the offer. See Section 9.
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have at least until 12:00 midnight, New York City time, on Thursday, September 28, 2006, to decide whether to tender your shares in the offer, unless ATS extends the offer, in which event you will have until the expiration date of the offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase.
CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	ATS may, in its discretion, but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied.

•	In addition, we may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days nor more than 20 business days after we have accepted for payment and made payment for shares in the offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If ATS decides to extend the offer, or if we decide to provide for a subsequent offering period, we will inform The Bank of New York, the Depositary for this offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.
HOW DO I TENDER MY SHARES?

•	To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the offer, not later than the time the offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-

entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3.

•	If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

•	In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.
UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless ATS has accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after October 30, 2006. Shares of common stock tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See Section 4.
WHAT DOES THE BOARD OF DIRECTORS OF ENERGY PARTNERS THINK OF THE OFFER?

•	As of the date of this Offer to Purchase, Energy Partners’ board of directors has not commented on the offer, other than acknowledging that ATS had announced its intention to make a tender offer and advising Energy Partners stockholders to take no action pending the board’s review of ATS’s proposal and advice to stockholders of its position. Within 10 business days after the filing of this Offer to Purchase and the commencement of the offer, Energy Partners is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it has no opinion with respect to the offer. Energy Partners’ statement must also include the reasons for the position it takes. See the “Introduction.”
WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If, pursuant to the offer, ATS accepts for payment and pays for at least that number of shares that, when added to shares then owned by Woodside Petroleum or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, we (or another direct or indirect subsidiary of Woodside Petroleum) will seek to merge with and into Energy Partners. If the second-step merger occurs, Energy Partners will become an indirect wholly owned subsidiary of Woodside Petroleum, and each issued and then outstanding share (other than any shares held in the treasury of Energy Partners, or owned by Woodside Petroleum, ATS or any of Woodside Petroleum’s other subsidiaries and any shares held by Energy Partners stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $23.00 per share, in cash (or any greater amount per share paid pursuant to the offer (including the right to receive, if applicable, any contractual right to receive an additional amount per share in connection with the Delaware litigation), less any applicable withholding taxes and without interest. See the “Introduction.”
IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL ENERGY PARTNERS CONTINUE AS A PUBLIC COMPANY?

•	If the second-step merger occurs, Energy Partners will no longer be publicly owned. Even if the second-step merger does not occur, if ATS purchases all shares which have been tendered, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Energy Partners may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the offer and the second-step merger occurs as described above, you will receive in the merger the right to receive the same amount of cash per share as if you had tendered your shares in the offer.

•	If you decide not to tender your shares in the offer and the merger does not occur, and ATS purchases shares which have been tendered, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Energy Partners may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the offer, it is our current intention to cause the proposed second-step merger to occur. Following acceptance of shares for payment but prior to the second-step merger, or if the second-step merger does not occur as described above, we and our affiliates (including Woodside Petroleum) reserve the right at any time, subject to applicable law, to purchase shares of common stock in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than that paid in the offer. See Section 13.

•	Following the offer, it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On August 25, 2006, the last full trading day before we announced our intention to make an offer for all of the outstanding shares of common stock of Energy Partners, the last reported closing price per share reported on the New York Stock Exchange was $18.40 per share. See Section 6.
WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 456-3427 (banks and brokers may call collect at (212) 750-5833) or Credit Suisse Securities (USA) LLC, the Dealer Manager, at (888) 537-4893. See the back cover of this Offer to Purchase.
      Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To the Holders of Common Stock of Energy Partners, Ltd.:
INTRODUCTION
      ATS Inc., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Parent”), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Energy Partners, Ltd., a Delaware corporation (the “Company”), other than Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), at a price of $23.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See Section 8 for additional information concerning Purchaser and Parent.
      Tendering stockholders who are record owners of their Shares and tender directly to The Bank of New York, the Depositary for this Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, and is not otherwise exempt may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser (or an affiliate of Purchaser) will pay all charges and expenses of Credit Suisse Securities (USA) LLC which is acting as Dealer Manager for the Offer (the “Dealer Manager” or “Credit Suisse”), Innisfree M&A Incorporated, which is acting as Information Agent for the Offer (the “Information Agent”) and the Depositary incurred in connection with the Offer. See Section 16.
      The Company has entered into an Agreement and Plan of Merger, dated as of June 22, 2006 with EPL Acquisition Corp. LLC and Stone Energy (the “Stone Energy Merger Agreement”). As described more fully herein, this offer is conditioned on the termination of the Stone Energy Merger Agreement, including as a result of the Company’s stockholders failing to approve the issuance of Shares contemplated thereby. We intend to solicit proxies from the Company’s stockholders to vote against this issuance of Shares. Failure to vote your Shares at the Company stockholders meeting will not help to defeat this proposal if a quorum is present at such meeting.
      Purchaser has commenced litigation in the Chancery Court of Delaware concerning, among other things, both (i) the validity of the $25.6 million termination fee (the “Additional Termination Fee” or “ATF”) payable under a number of circumstances pursuant to the Stone Energy Merger Agreement and (ii) the Company’s prior payment of $43.5 million on behalf of Stone Energy to Plains Exploration & Production Company (“Plains”) in connection with the termination of Stone Energy’s merger agreement with Plains (the “Initial Termination Fee” or “ITF”).
      In the event that Purchaser obtains a judgment on the merits resulting in a court order invalidating the Additional Termination Fee in full (an “ATF Favorable Judgment”), and such judgment shall have become final and nonappealable (an “ATF Final Favorable Judgment”), then Purchaser will, subject to the terms described below, increase its offer price by $0.50 per Share (the “ATF Increase”), payable to stockholders of the Company whose Shares are accepted for payment in connection with the Offer. Similarly, in the event that Purchaser obtains a judgment on the merits resulting in a court order requiring the repayment in full by Stone Energy to the Company of the Initial Termination Fee (an “ITF Favorable Judgment”), and such judgment shall have become final and nonappealable (an “ITF Final Favorable Judgment”), then Purchaser will, subject to the terms described below, increase its offer price by $0.50 per Share (the “ITF Increase”), payable to stockholders of the Company whose Shares are accepted for payment in connection with the Offer.
      If, prior to the Expiration Date (as defined in Section 1) either, or both, of an ATF Favorable Judgment and ITF Favorable Judgment shall have been obtained and is, or are, in full force and effect as of the Expiration Date, but shall not yet be an ATF Final Favorable Judgment or an ITF Final Favorable Judgment, as the case may be, then stockholders of the Company whose Shares have been accepted for payment in connection with the Offer shall receive $23.00 net per Share (or $23.50 net per share, if one, but not both of an ATF Final Favorable Judgment or an ITF Final Favorable Judgment was obtained prior to the Expiration Date (as defined in Section 1)) following the acceptance for payment of such Shares and shall be granted a contractual right to receive an additional $0.50 per Share (each a “Contractual Right”) with respect to each of an ATF Final Favorable Judgment or ITF Final Favorable Judgment (each to the extent that a judgment with respect thereto has been obtained and is in full force and effect as of the Expiration Date (as defined in Section 1) but shall not have become final and nonappealable), with each such additional $0.50 per Share, as applicable, to be paid following the date on which an ATF Final Favorable Judgment or an ITF Final Favorable Judgment, as the case may be, has been obtained (each, a “Contingency Date”).
      In the event that either an ATF Favorable Judgment or an ITF Favorable Judgment has not been obtained prior to the Expiration Date (as defined in Section 1), then Purchaser will not pay the ATF Increase or the ITF Increase, as applicable and tendering stockholders shall receive no Contractual Right with respect thereto. In addition, to the extent that an ATF Favorable Judgment or an ITF Favorable Judgment shall have been obtained and shall be in full force and effect as of, or prior to, the Expiration Date (as defined in Section 1) but is thereafter overturned on appeal, then the Contractual Right with respect to the ATF Increase or the ITF Increase, as applicable, shall be terminated and the additional $0.50 per Share payable with respect thereto shall not be paid.
      Contractual Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy without the prior written approval of the Purchaser, and will not be evidenced by any certificate or other instrument. Upon any payment of the amount due under a Contractual Right to the person identified in the appropriate portion of a Letter of Transmittal, Purchaser’s obligations with respect thereto will be fully discharged. Each Contractual Right will represent only the contingent right to receive $0.50 per Share as described above.
      Neither Purchaser nor Parent will have any fiduciary, contractual or other duty to pursue any action with respect to the Delaware litigation, and all decisions with respect to such litigation shall be made in Purchaser’s discretion, both before and after Purchaser has accepted Shares for payment. Such decisions may include deciding whether or not to lodge an appeal and whether and how long to pursue any appeals process. Purchaser also reserves the right to settle such litigation at any time on terms determined by Purchaser. Such decisions could result in either or both of the ATF Increase and the ITF Increase not being paid.
      The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to consummate a second-step merger or other business combination with Purchaser (or another direct or indirect subsidiary of Parent) and the Company (the “Second-Step Merger”). At the effective time of the Second-Step Merger, Purchaser intends that each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and Shares held by stockholders of the Company who shall have in writing properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL) shall be canceled and converted automatically into the right to receive $23.00 per Share (or such other purchase price as shall be paid in the Offer), in cash (less any applicable withholding taxes and without interest). Specifically, in the event the Offer price per Share is increased to $23.50 or $24.00, or stockholders tendering Shares in the Offer which are accepted for payment receive a Contractual Right to receive the ATF Increase and/or the ITF Increase, then the price per Share to be received in the Second-Step Merger shall be similarly increased and holders of Shares shall be entitled to also receive an identical Contractual Right unless prior thereto (x) an ATF Final Favorable Judgment or an ITF Final Favorable Judgment shall have been received (in which event .50 in cash per Share shall be received in lieu of the applicable Contractual Right) or (y) an adverse determination shall have been entered in the litigation applicable thereto or such litigation shall have terminated without an ATF Final Favorable Judgment or ITF Final Favorable Judgment having been received (in which event the applicable Contractual Right shall not be issued in the Second Step Merger). Any such contingent contractual right issued in the Second Step Merger will possess the same terms and conditions (and shall be subject to the same limitations) as the Contractual Rights (including with respect to transferability, timing of payment and termination).
      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF THE COMPANY THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PURCHASER (AND/OR PARENT OR ANY OF PARENT’S SUBSIDIARIES), SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS OR WARRANTS) (THE “MINIMUM TENDER CONDITION”), (II) THE STONE ENERGY MERGER AGREEMENT HAVING BEEN TERMINATED ON TERMS SATISFACTORY TO PURCHASER, AND THE COMPANY HAVING NO LIABILITY IN CONNECTION WITH THE STONE ENERGY MERGER AGREEMENT OTHER THAN THE POSSIBLE PAYMENT OF THE $25.6 MILLION TERMINATION FEE REQUIRED THEREBY (THE “STONE ENERGY MERGER CONDITION”), (III) THE BOARD OF DIRECTORS OF THE COMPANY HAVING APPROVED THE OFFER AND THE SECOND-STEP MERGER OR ANY OTHER BUSINESS COMBINATION SATISFACTORY TO PURCHASER BETWEEN THE COMPANY AND PURCHASER (AND/OR ANY OF PARENT’S SUBSIDIARIES) PURSUANT TO THE REQUIREMENTS OF SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECTION 203”) OR PURCHASER SHALL BE SATISFIED THAT SECTION 203 DOES NOT APPLY TO OR OTHERWISE RESTRICT THE OFFER, THE SECOND-STEP MERGER OR SUCH OTHER BUSINESS COMBINATION (THE “SECTION 203 CONDITION”), (IV) (A) THE COMPANY ENTERING INTO A DEFINITIVE MERGER AGREEMENT WITH PURCHASER (AND/OR ANY OF PARENT’S SUBSIDIARIES) WITH RESPECT TO A MERGER OF PURCHASER AND THE COMPANY, (B) NOMINEES OF PURCHASER CONSTITUTING A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY OR (C) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE AT LEAST 90% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS OR WARRANTS) (THE “SECOND-STEP MERGER CONDITION”) AND (V) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER (THE “HSR CONDITION”).
      THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING.
      Purchaser is making the Offer because Purchaser and Parent want to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser is seeking to negotiate a business combination with the Company; however Purchaser and Parent believe that the terms of the Stone Energy Merger Agreement purport to prohibit the Company from taking certain actions, including negotiating a transaction with, or providing confidential information to, Purchaser or Parent at any time prior to the termination of the Stone Energy Merger Agreement. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Second-Step Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer, in which event Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Purchaser and the Company.

      As of the date of this Offer to Purchase, the Company’s board of directors (the “Board”) has not commented on the Offer, other than acknowledging that Purchaser had announced its intention to make the Offer and advising the Company’s stockholders to take no action pending the Board’s review of Purchaser’s proposal and advice to stockholders of its position. Within 10 business days after the date of the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14d-9 under the Exchange Act to publish, send or give to the Company’s stockholders (and file with the Securities and Exchange Commission (the “SEC”)) a statement that the Company (i) recommends acceptance or rejection of the Offer, (ii) expresses no opinion and remains neutral toward the Offer or (iii) has no opinion with respect to the Offer. The Company’s statement must also include the reasons for the position it takes (including describing why, if applicable, it is has no opinion with respect to the Offer).
      Purchaser intends to file preliminary proxy materials with the SEC to solicit proxies from the Company’s stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to the Company’s stockholders) (the “Proxy Solicitation”) to vote against the issuance of Shares to the Stone Energy stockholders in connection with the transactions contemplated by the Stone Energy Merger Agreement. The Company has set August 28, 2006 as the record date for determining which stockholders are entitled to vote on such issuance of Shares but has not yet established the date for the special meeting at which such matter will be considered. Assuming a quorum is present at the special meeting, a sufficient number of the Company’s stockholders MUST vote “AGAINST” the share issuance contemplated by the Stone Energy Merger Agreement in order to ensure that the issuance is not approved. This will guarantee that the Company’s contemplated merger with Stone Energy will not go forward, which is one of the conditions to this offer. However, such issuance will be approved if there is a quorum at such meeting and a majority of stockholders present and voting at the Company’s stockholder meeting (as opposed to a majority of all Energy Partners shares outstanding) votes in favor of the share issuance. SHARES THAT ARE NOT VOTED WILL NOT BE COUNTED AS VOTES “AGAINST” THE MERGER NOR, ASSUMING A QUORUM IS PRESENT, WILL THEY ADVERSELY AFFECT THE LIKELIHOOD OF THE SHARE ISSUANCE BEING APPROVED. We do not intend to waive the Stone Energy Merger Condition. Purchaser believes that the Board has a fiduciary obligation to recommend against approval of such issuance of Shares and is obligated to recommend the Offer to the Company’s stockholders.
      Purchaser currently intends to file a consent statement with the SEC for use in connection with the solicitation of written consents from at least a majority of stockholders of the Company (the “Consent Solicitation”) to (i) remove each current member of the Board and (ii) elect five of its nominees to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of Company, any other person designated as a nominee by the remaining nominee or nominees) (the “Purchaser Nominees”). Following such election, Purchaser expects that the Purchaser Nominees would reduce the size of the Board to five members. Purchaser reserves the right, however, at any time to determine not to commence the Consent Solicitation (or to terminate any Consent Solicitation which has previously been commenced) if Purchaser determines it to be in its best interests to do so or if Purchaser determines that such Consent Solicitation is unnecessary, including, if Purchaser so determines, if the Board has (x) recommended against the issuance of Shares in connection with the Company’s proposed merger with Stone Energy, (y) recommended that the Company’s stockholders accept the Offer and (z) not adopted a “poison pill” or shareholders rights plan. The Company’s bylaws provide that in order for stockholder action to be taken without a meeting, consents in writing, setting forth the action so taken, must be signed by the holders of Shares having not less than the greater of (i) the minimum number of votes that would be necessary to authorize or take the action at a meeting at which the holders of all Shares entitled to be voted thereon were present and voted or (ii) 85% of the total number of votes of the then outstanding Shares entitled to vote. Purchaser believes, based on advice of counsel, that this bylaw provision is invalid under Delaware law and should have no effect and Purchaser has filed litigation in the Chancery Court of Delaware seeking a ruling to that effect.
      Purchaser expects that the Purchaser Nominees, if elected to serve as directors of the Company, would in their independent judgment and good faith, and subject to their fiduciary duties, support the Offer and the Second-Step Merger and take actions necessary to satisfy the Section 203 Condition and seek or grant other consents or approvals as may be desirable or necessary to expedite the prompt consummation of the Offer and the Second-Step Merger. Accordingly, election of the Purchaser Nominees and adoption of the resolutions contemplated by the Consent Solicitation (the “Stockholder Consent Resolutions”) could allow the stockholders of the Company to determine whether to accept the Offer and could be critical to the prompt consummation of the Offer and the Second-Step Merger if the current Board does not negotiate with Purchaser and Parent. Purchaser believes that the Board has a fiduciary obligation to approve the Offer and take any action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Second-Step Merger and Purchaser hereby requests that the Board do so.
      THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, THE COMPANY’S STOCKHOLDERS. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH THE PROXY SOLICITATION OR A SOLICITATION OF WRITTEN CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION AND/OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
      According to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 7, 2006, there were 38,396,001 Shares outstanding, and, as of June 30, 2006, there (w) were 1,996,065 Shares issuable under outstanding stock options and stock units (1,243,711 of which were vested), (x) 331,190 performance share awards (assuming maximum payout level), (y) 722,566 other share awards and (z) 3,103,335 Shares issuable pursuant to warrants issued by the Company. Purchaser currently owns 1,719,000 Shares, which were recently acquired in open market transactions as set forth more fully on Schedule II. Based on the foregoing and assuming that (i) no Shares are issued or acquired by the Company after August 7, 2006 (other than as described in clause (iii) below), (ii) no options or warrants were granted or expire after June 30, 2006 and (iii) all 3,049,821 Shares subject to issuance under the Company’s stock option and other equity award programs and all 3,103,335 Shares issuable pursuant to outstanding warrants were vested and issued at or prior to the consummation of the Offer, there would be 44,549,157 Shares outstanding, and, as a result, the Minimum Tender Condition would be satisfied if Purchaser acquired 20,555,579 Shares in addition to the 1,719,000 Shares it already owns.
      Purchaser may, in its discretion, but subject to applicable law, extend the period of time during which the Offer remains open. Purchaser may extend the Offer whether or not any condition referred to in Section 14 has been satisfied or whether or not any of the events specified in Section 14 have occurred. In addition, Purchaser may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days nor more than 20 business days after Purchaser has accepted for payment and made payment for Shares in the Offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1, 2 and 4.
      No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Second-Step Merger, regardless of whether the Second-Step Merger is consummated with or without a vote of the Company’s stockholders. See Section 11.
      THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE BY YOU WITH RESPECT TO THE OFFER.

1.	Terms of the Offer; Expiration Date.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Thursday, September 28, 2006, unless and until Purchaser shall have extended the period during which the

Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.
      The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Tender Condition, the Stone Energy Merger Condition, the Section 203 Condition, the Second-Step Merger Condition and the HSR Condition. Purchaser expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the Offer, other than the HSR Condition, in its discretion. Purchaser expressly reserves the right to make any changes to the terms and conditions of the Offer (subject to any obligation to extend the Offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the price per Share payable in the Offer and/or implementing, modifying or eliminating the price increase(s) pursuant to the ITF Increase or the ATF Increase, as applicable or the circumstances under which they become payable.
      Subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.
      Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.
      Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.
      If Purchaser increases or decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Purchaser makes a material change in the terms of the Offer (other than a change in the price to be paid in the Offer or the percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the offer or the percentage of shares sought in the offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response.
      For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      If, prior to the expiration date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
      Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders could tender Shares not tendered in the Offer.
      During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20 business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act.
      Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.
      A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by the Company. Purchaser also intends to make a request to the Company pursuant to Section 220(b) of the DGCL to inspect the Company’s stock ledger, a list of the Company’s stockholders and the Company’s other books and records.

2.	Acceptance for Payment and Payment for Shares.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Purchaser expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay payment for Shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred. See Sections 1, 14 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.
      In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
      For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or other delay in making such payment.
      If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.
      Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.
      As described in the “Introduction” above, in the event of a receipt of a Final ITF Favorable Judgment or Final ATF Favorable Judgment, as applicable, any payment made in respect of Contractual Rights will be made promptly after the applicable Contingency Date by Purchaser to the former Company stockholders holding such Contractual Rights.
3.     Procedures for Accepting the Offer and Tendering Shares.
      In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.
      THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
      Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
      Signature Guarantees. No signature guarantee is required on a Letter of Transmittal if (i) the Letter of Transmittal is signed by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if Shares are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
      Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available, such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of

Transmittal are received by the Depositary within three New York Stock Exchange, Inc. (“NYSE”) trading days after the date of execution of such Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.
      In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares (except during any Subsequent Offering Period), and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.
      Determination of Validity. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Purchaser’s determination (i) as to (A) if and when the requirements have been satisfied to pay any ATF Increase or ITF Increase, as the case may be, and (B) when to issue any Contractual Right and (ii) in connection with payment of either or both of the ATF Increase or the ITF Increase pursuant to any Contractual Right, whether the Contingency Date has occurred (or whether the events giving rise to termination of any Contractual Right have occurred) shall be final and binding. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for payment for which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
      A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder owns the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), (ii) the tender complies with Rule 14e-4 under the Exchange Act, (iii) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.
      The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
      Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance of Shares for payment, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities).
      The foregoing proxies are effective only upon acceptance for payment of Shares tendered pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders, which will be made only pursuant to separate proxy materials or consent solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.
      Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Second-Step Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Second-Step Merger, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Second-Step Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Second-Step Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4.	Withdrawal Rights.
      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 30, 2006. If Purchaser elects to extend the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.
      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Material U.S. Federal Income Tax Consequences.

Material U.S. Federal Income Tax Consequences
      The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Second-Step Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Second-Step Merger (a “Holder”). This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. As used herein, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. As used herein, a “non-U.S. Holder” is any Holder that is not a partnership and is not a U.S. Holder.
      Consequences of the Offer and the Second-Step Merger. The receipt of cash pursuant to the Offer or the Second-Step Merger will be a taxable transaction for U.S. federal income tax purposes. In the event that an ATF Favorable Judgment or an ITF Favorable Judgment, as the case may be, is obtained prior to the Expiration Date but an ATF Final Favorable Judgment or an ITF Favorable Final Judgment, respectively, has not yet been obtained, Purchaser and Parent intend to treat the issuance of the Contractual Rights pursuant to the Offer or the Second-Step Merger, as the case may be, as consideration paid in exchange for a portion of the Shares held by each U.S. Holder of the Company disposing of Shares pursuant to such Offer or Merger.

Accordingly, a U.S. Holder who sells Shares pursuant to the Offer or exchanges Shares pursuant to the Second-Step Merger in each case for cash and the Contractual Rights, if any, generally should recognize capital gain or loss equal to the difference (if any) between (i) the sum of the amount of cash received and the fair market value of any Contractual Rights received as of the date of closing of the Offer or consummation of the Second-Step Merger, as the case may be, and (ii) the U.S. Holder’s adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Second-Step Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or exchanged pursuant to the Second-Step Merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Second-Step Merger. For certain non-corporate U.S. Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.
      Subsequent Payments with respect to the Contractual Rights. If upon rendering of either an ATF Final Favorable Judgment or an ITF Favorable Judgment, as the case may be, a U.S. Holder receives a payment in respect of a Contractual Right in excess of the fair market value of such Contractual Right previously included by the U.S. Holder in income at the time the Offer or the Second-Step Merger was consummated, a U.S. Holder generally should recognize capital gain in the amount of such excess. If such payment is made more than one year after the date of closing of the Offer or consummation of the Second-Step Merger (as the case may be), however, a portion of such gain should be recharacterized as interest and taxed as ordinary income to the U.S. Holder. If no payment is made in respect of the Contractual Right or the payment ultimately received with respect to the Contractual Right is less than the fair market value of the Contractual Right included by the U.S. Holder in income at the time the Offer or the Second-Step Merger was consummated, a U.S. Holder should have a capital loss with respect to each Contractual Right equal to the excess of the fair market value of the Contractual Right included by the U.S. Holder in income at the time the Offer or the Second-Step Merger was consummated over the amount actually received, if any, in respect of such Contractual Right. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TREATMENT OF THE CONTRACTUAL RIGHTS IS UNCERTAIN; U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONTRACTUAL RIGHTS.
      Payments in connection with the Offer or Second-Step Merger may be subject to “backup withholding” at a rate of 28% unless a U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). U.S. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders
      A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to cash or Contractual Rights, if any, received pursuant to the Offer or the Second-Step Merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States;

•	in the case of a non-U.S. Holder who is a non-resident alien individual and who holds the Shares as a capital asset, this individual is present in the United States for 183 or more days in the taxable year of the disposition; or

•	subject to the discussion below, the Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding the Offer or the Second-Step Merger or the period during which the non-U.S. Holder has held the Shares.
      Based on the Company’s Registration Statement on Form S-4, filed on July 21, 2006 (the “Company Form S-4”), Purchaser believes that it is likely that the Company is, or could be treated as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. If the Company is treated as a United States real property holding corporation, gain realized by a non-U.S. Holder in connection with the Offer or the Second-Step Merger will not be subject to U.S. federal income tax so long as:

•	the non-U.S. Holder at any time within the shorter of the five-year period preceding the Offer or the Second-Step Merger, or the period during which the non-U.S. Holder has held the Shares, is deemed to have beneficially owned no more than 5% of the Shares, taking into account for this purpose certain constructive ownership rules; and

•	the Company’s Shares were regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code and the Treasury Regulations thereunder at all times within the shorter of the five-year period preceding the Offer or the Second-Step Merger or the period during which the non-U.S. Holder has held such Shares.
      If a non-U.S. Holder owns greater than 5% of the Shares of the Company, then such non-U.S. Holder generally will be subject to tax in much the same manner as described above with respect to U.S. Holders. Although the Shares are currently regularly traded on an established securities market, no assurance can be made that they will continue to be so traded. See Section 13. If the Shares of the Company were delisted, non-U.S. Holders could become subject to tax in much the same manner as described above with respect to U.S. Holders regardless of whether they owned more than 5% of the Shares. NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER.
      Information Reporting and Backup Withholding. A non-U.S. Holder may be required to establish its exemption from information reporting and backup withholding by certifying its status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.
      EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

6.	Price Range of Shares; Dividends.
      According to the information set forth in the Company’s most recent filing with the SEC on Form 10-K filed on February 27, 2006 (the “Company Form 10-K”), the Shares are listed and principally traded on the NYSE under the symbol “EPL”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported in the Company Form S-4 with respect to 2004, 2005 and the first and second quarter of 2006 and by Bloomberg for the third quarter of 2006.
Shares Market Data

	High	Low

2004
First Quarter	$14.81	$12.60
Second Quarter	15.45	12.60
Third Quarter	16.59	14.00
Fourth Quarter	20.91	16.07
2005:
First Quarter	$29.97	$18.38
Second Quarter	28.63	19.06
Third Quarter	32.98	22.20
Fourth Quarter	32.30	21.25
2006:
First Quarter	$28.68	$20.62
Second Quarter	28.85	17.38
Third Quarter (through August 25, 2006)	18.99	16.37
      The Company’s filings with the SEC and published financial sources disclose that the Company has not paid any cash dividends on its Shares for the periods represented above.
      Purchaser’s Offer price of $23.00 net per Share represents a premium above the $18.40 closing price of the Shares as of August 25, 2006 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%
      If one of the $0.50 increases to the Offer price is made and, pursuant to an ATF Increase or an ITF Increase, the Offer price is increased to $23.50 net per Share, this increased price would represent a premium above the $18.40 closing price of the Shares as of August 25, 2006 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%
      If both $0.50 increases to the offer price are made and, pursuant to both an ATF Increase and an ITF Increase, the Offer price is increased to $24.00 net per Share, this increased price would represent a premium above the $18.40 closing price of Shares as of August 25, 2006 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%

      According to the Company Form 10-K, as of February 22, 2006, the number of holders of record of the Shares was approximately 125.

Stockholders are urged to obtain current market quotations for the Shares.

7.	Certain Information Concerning the Company.
      Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Purchaser has relied upon the accuracy of such information included in publicly available information on the Company and has not made any independent attempt to verify the accuracy of such information.
      General. According to the Company Form 10-K, the Company is a Delaware corporation with its principal executive offices located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana. The telephone number of the Company is (504) 569-1875. According to the Company Form S-4, the Company is an independent oil and natural gas exploration and production company with current operations concentrated in the shallow to moderate depth waters of the Gulf of Mexico Shelf, the Gulf Coast onshore regions and, the deepwater Gulf of Mexico. As of December 31, 2005, the Company reported estimated proved reserves of approximately 166.9 Bcf of natural gas and 31.5 Mmbbls of oil, or an aggregate of approximately 59.3 Mmboe, with a standardized measure of discounted future net cash flows of $1.3 billion.
      Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a home page on the World Wide Web at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8.	Certain Information Concerning Purchaser and Parent.
      General. Purchaser is a recently incorporated Delaware corporation organized in connection with the Offer and the Second-Step Merger and has not carried on any activities other than in connection with the Offer and the Second-Step Merger, except that Purchaser acquired 1,719,000 Shares from August 15, 2006 to August 23, 2006. As of the date of this Offer to Purchase, Purchaser owns of record, and Parent and Purchaser share beneficial ownership (as defined for purposes of Section 13(d) of the Exchange Act) of, 1,719,000 Shares, or approximately 4.5% of the outstanding Shares. The principal offices of Purchaser are located at 71683 Riverside Drive, Covington, Louisiana 70433, and the telephone number is (985) 249-5300. Purchaser is an indirect, wholly owned subsidiary of Parent.
      Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Second-Step Merger, including the Shares referenced above. Because Purchaser is recently formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.
      Parent is a company incorporated under the laws of Victoria, Australia with its principal executive offices located at Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. The telephone number of Parent is 011-61-8-9348-4000. Parent is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange (ASX) and has a market capitalization of about $21 billion. Parent has about 3,400 employees and has exploration interests in 11 countries, and production from four. Since 1992, American Depositary Receipts, each representing one Parent share, have been traded over the counter under the trade symbol “WOPEY”. Parent has not sponsored the issue of these ADRs.
      The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and the members of the management and supervisory boards of Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent or, to the best knowledge of Purchaser, any of the persons listed on Schedule I to the Offer to Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.
      Except as described in this Offer to Purchase or on Schedule II hereto, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
      Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.	Financing of the Offer and the Second-Step Merger.
      The Offer is not conditioned upon any financing arrangements.
      The total amount of funds required by Purchaser to consummate the Offer and the Second-Step Merger (including to pay for Shares issued as a result of exercised options, to refinance the Company’s existing indebtedness (as disclosed by the Company as of June 30, 2006) and to pay fees and expenses) is estimated to be approximately $1.25 billion. Parent has an equity market capitalization of approximately $21 billion as of August 30, 2006 and has approximately $1.44 billion in long term indebtedness as of such date. The ultimate source of funds for the Offer and Second-Step Merger and to pay related fees and expenses will be additional loans from one or more financial institutions to Parent’s subsidiary Woodside Finance Ltd., which will then provide intra-group funding to Purchaser to enable Purchaser to fund the Offer and Second-Step Merger.

Syndicated Credit Facility
      Parent has obtained a signed commitment letter from Société Générale to underwrite an acquisition credit facility that would provide Purchaser with sufficient funds to finance the Offer and Second-Step Merger (and to pay Ichtel related fees and expenses). Parent and Purchaser expect that this credit facility will be entered into and delivered prior to the Expiration Date and Purchaser intends at that time to file the credit facility as an exhibit to Schedule TO relating to the Offer. A description of this credit facility is provided below and to the extent that the executed credit facility contains terms that are materially different than those described below, Purchaser will supplement and/or modify this Offer to Purchase to reflect such terms.
      The credit facility is expected to consist of a $1.25 billion unsecured cash advance facility to Woodside Finance Pty. Ltd (the “Borrower”) a wholly owned subsidiary of Parent incorporated under the laws of Victoria, Australia. The credit facility is expected to be provided by a syndicate of lenders and the Borrower’s obligations under the credit facility are expected to be guaranteed by Parent. The credit facility is expected to close no later than the date of the acceptance of Shares to be purchased by Purchaser pursuant to the Offer.
      The Borrower may select funding periods of one, two or three weeks, or one, two, three or six months for the fixing of interest rates for each drawdown. Interest will accrue daily on each drawdown at a rate per annum equal the aggregate of LIBOR plus a margin linked to a rating grid. On the basis of current ratings, the margin would initially be 0.15 percent per annum. Up front fees of 0.125 percent of the loan amount will be payable upon the execution of the credit facility. The commitment fee in connection with the borrowings equals 50 percent of the applicable margin.
      The Borrower must repay the principal outstanding 18 months after the initial funding and accrued interest in respect of each funding on the last day of the relevant funding period. The Borrower may prepay all or part of the principal outstanding at any time during the funding period without premium or penalty.
      Fundings under the credit facility are subject to customary conditions related to the material accuracy of representations and warranties and the absence of any event of default. In addition, the initial funding is subject to (i) delivery of (x) customary closing documents (such as an officer’s certificate and a legal opinion), (y) audited consolidated financial information of Parent and its subsidiaries and (ii) payment of certain fees and expenses.
      The credit facility is expected to contain customary covenants applicable to the Borrower and Parent including, without limitation, restrictions on the Borrower’s, Parent’s and Parent’s subsidiaries’ ability to create any (x) security interest on any of their present or future assets or revenues to secure any financial indebtedness or (y) any guarantee in respect of any financial indebtedness. The credit facility is expected to also contain customary events of default including the failure to pay principal and interest when due, cross-defaults, violations of covenants, events of bankruptcy and material failures to be true of representations and warranties made by the Borrower (subject in certain instances to specified cure periods).
      Parent expects to refinance this facility through longer term indebtedness within 12 months of the initial funding.

10.	Background of the Offer; Contacts with the Company.
      According to the Company Form S-4, on April 21, 2006, Stone Energy entered into a merger agreement with Plains. Stone Energy’s merger agreement with Plains included the right for Stone Energy’s board of directors to terminate the Stone Energy’s merger agreement with Plains upon five business days notice to Plains in order to accept a superior proposal upon payment to Plains of a transaction termination fee of $43.5 million. In April 2006, the Company began discussions with Stone Energy regarding a possible merger of the Company with Stone Energy. Following negotiations between the parties, on June 22, 2006, Stone Energy terminated its merger agreement with Plains, the Company paid $43.5 million to Plains on behalf of Stone Energy in connection with the Company’s termination of its merger agreement with Plains and the Company entered into the Stone Energy Merger Agreement.
      Under the terms of the Stone Energy Merger Agreement, Stone Energy common stock will be acquired for total consideration estimated at $2.1 billion, including the refinancing of approximately $800 million of debt. Each outstanding share of Stone Energy common stock will be converted into the right to receive at the election of the holder (subject to the limitations described below): (i) $51.00 in cash, or (ii) Shares equivalent to the ratio determined by dividing $51.00 by the market price of Shares (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 Shares per Stone Energy share. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.5 million attributable to stock options) and a limit on the total number of Shares issued of approximately 35 million. As a result, Stone Energy stockholders will hold as much as approximately 46% of the combined company, assuming the maximum number of Shares is issued to Stone Energy’s stockholders.
      Concurrently with its execution of the Stone Energy Merger Agreement, the Company paid to Plains, on behalf of Stone Energy, the $43.5 million Initial Termination Fee that was payable by Stone Energy upon the termination of Stone Energy’s merger agreement with Plains. The full amount of this Initial Termination Fee is to be reimbursed by Stone Energy to the Company upon termination of the Stone Energy Merger Agreement under the following circumstances: (i) the Company terminates because of material breach of the Stone Energy Merger Agreement by Stone Energy (other than the representation and warranty by Stone Energy regarding the absence of a material adverse effect); (ii) Stone Energy’s board changes/withdraws its recommendation to adopt the Stone Energy Merger Agreement; (iii) Stone Energy breaches the no-shop provisions of the Stone Energy Merger Agreement; (iv) Stone Energy accepts a superior proposal; or (v) Stone Energy’s stockholders do not approve the merger and, within 12 months after termination of the Stone Energy Merger Agreement, Stone Energy accepts a proposal for the acquisition of 50% or more of the voting power of Shares or all or substantially all of the assets of Stone Energy. If the Stone Energy Merger Agreement is terminated by either the Company or Stone Energy after December 31, 2006 and the failure to close the transactions contemplated by the Stone Energy Merger Agreement is not the result of the Company’s material breach of the Stone Energy Merger Agreement, Stone Energy shall reimburse $25.3 million of the $43.5 million Initial Termination Fee to the Company. IF THE STONE ENERGY MERGER AGREEMENT IS TERMINATED FOR ANY OTHER REASON, INCLUDING IF THE BOARD RECOMMENDS AGAINST THE ISSUANCE OF SHARES CONTEMPLATED BY THE STONE ENERGY MERGER AGREEMENT OR THE COMPANY’S SHAREHOLDERS DO NOT APPROVE SUCH ISSUANCE OF SHARES, THEN THE $43.5 MILLION INITIAL TERMINATION FEE SHALL NOT BE REPAID IN WHOLE OR IN PART TO THE COMPANY BY STONE ENERGY.
      The Stone Energy Merger Agreement contains customary representations and warranties of the parties relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of the Company’s and Stone Energy’s obligations to complete the merger.
      The Stone Energy Merger Agreement contains customary covenants of the parties, including covenants with respect to the conduct of the Company’s and Stone Energy’s businesses between signing and closing. In addition, the Company has agreed in the Stone Energy Merger Agreement not to “knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a closing condition at, or as of any time prior to, the [e]ffective [t]ime of the [m]erger, or that would reasonably be expected to materially impair the ability” of Stone Energy, the Company or the Company’s acquisition subsidiary or the holders of Shares “to consummate the [m]erger in accordance with the terms [of the Stone Energy Merger Agreement] or materially delay such consummation.”
      The Stone Energy Merger Agreement may be terminated at any time prior to the effective time of the merger contemplated thereby, whether before or after approval by the stockholders of the Company or Stone Energy: (i) by mutual written consent of Stone Energy and the Company; (ii) by either the Company or Stone Energy if (A) the merger has not occurred by December 31, 2006, provided the party seeking termination has not breached in any material respect its obligations under the Stone Energy Merger Agreement that proximately contributed to the failure to consummate the merger; (B) the other party is in material breach of the Stone Energy Merger Agreement and such breach gives rise to the failure of a condition to closing and is not cured in all material respects within 20 business days after notice of such breach; (C) any law, rule or regulation makes consummation of the merger illegal or if any final and nonappealable judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction restrains or prohibits the consummation of the merger; (D) the Company’s stockholders fail to approve the issuance of shares pursuant to the merger or Stone Energy’s stockholders fail to approve the Stone Energy Merger Agreement and the merger; or (E) Stone Energy accepts a superior proposal and pays the termination fee to the Company; (iii) by the Company if (A) the board of directors of Stone Energy withdraws, modifies or changes its recommendation of the Stone Energy Merger Agreement in a manner adverse to the Company or the board recommends any acquisition proposal to its stockholders or resolves to do so; (B) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Stone Energy is commenced, and the board of directors of Stone Energy does not recommend that its stockholders not tender their shares into such tender or exchange offer; (C) Stone Energy shall have materially breached any of its obligations under Section 7.2 of the Stone Energy Merger Agreement (Acquisition Proposals); or (iv) by Stone Energy if the Company’s board of directors withdraws, modifies or changes its recommendation of the Stone Energy Merger Agreement or the merger in a manner adverse to Stone Energy in reference to a third party acquisition proposal.
      The Stone Energy Merger Agreement also provides for the payment by the Company to Stone Energy of an Additional Termination Fee of $25.6 million if the Stone Energy Merger Agreement is terminated in the following circumstances: (i) by Stone Energy if the Company’s board of directors withdraws, modifies or changes its recommendation of the Stone Energy Merger Agreement or the merger in a manner adverse to Stone Energy in reference to a third-party acquisition proposal or (ii) by the Company or Stone Energy if the approval by the Company’s stockholders for the merger between the Company and Stone Energy is not obtained (i.e., the approval for the issuance of Shares in connection with the Stone Energy merger is not obtained) and a third-party acquisition proposal has been made or otherwise becomes publicly known or any person has publicly announced an intention to make a third-party acquisition proposal and, within 12 months after termination of the Stone Energy Merger Agreement, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a third party acquisition proposal.
      The obligations of the Company and Stone Energy to complete their proposed merger are subject to various conditions, including the approval of the stockholders of the Company and Stone Energy, receipt of all required regulatory approvals without any conditions that could have a material adverse effect on the combined company, and the satisfaction of other customary closing conditions.
      The foregoing description of the Stone Energy Merger Agreement has been taken from the summary of terms of the proposed merger between the Company and Stone Energy contained in the Company Form S-4 and is qualified in its entirety by reference to the full text of the Stone Energy Merger Agreement, which has been filed as an exhibit to the Company Form S-4.
      On August 28, 2006, Don Voelte, the chief executive officer of Parent placed a telephone call to Richard A. Bachmann, the chief executive officer of the Company. During this call, Mr. Voelte indicated that Purchaser intended to make an offer for the Company at a price of $23.00 per Share in cash, subject to the Company’s stockholders voting against the announced merger with Stone Energy Corporation. Mr. Voelte stated that he also believed that under the terms of the Stone Energy Merger Agreement, the Company would not be able to deal with Purchaser while this agreement was in force. Mr. Bachmann confirmed that Mr. Voelte was correct in his belief. Mr. Voelte also indicated that Purchaser would file litigation seeking to invalidate both the $25.6 million termination fee and the $43.5 million payment previously made by the Company on behalf of Stone Energy, and that if both these amounts were invalidated and/or repaid Purchaser intended to increase its offer to $24.00 per Share in cash. Mr. Bachmann did not make any further inquiry of Mr. Voelte. At the end of the discussion, Mr. Voelte gave Mr. Bachmann his contact information.
      Immediately following this telephone call, the Purchaser filed the claims described in Section 15 against the Company and Stone Energy in the Chancery Court of Delaware.

      Following this telephone call, Purchaser also issued a press release, which is excerpted below:

News Release

ATS INC., A MEMBER OF AUSTRALIA’S WOODSIDE GROUP, TO MAKE ALL-CASH PROPOSAL TO ACQUIRE ENERGY PARTNERS, LTD. (“EPL”)

•	ATS to offer US$23.00 per share in cash, subject to an increase to US$24.00 per share in cash under certain circumstances

•	ATS proposal would provide a 25% premium (or, under certain circumstances, a 30% premium) to EPL’s latest closing price (25 August 2006) of US$18.40

•	Acquisition would build strongly on the Woodside Group’s existing presence in the Gulf of Mexico, while retaining EPL’s strong presence in the New Orleans area

Covington, Louisiana, 28 August 2006 — ATS Inc., a subsidiary of Woodside Petroleum Ltd. (ASX:WPL), Australia’s largest publicly listed oil and gas company, is making an all-cash proposal to acquire for US$23.00 per share the outstanding shares of common stock of Energy Partners, Ltd. (NYSE: EPL), an independent oil and gas producer which operates in the Gulf of Mexico.

ATS’s base offer price of US$23.00 per share represents a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%

ATS currently holds 1,719,000 shares in EPL, or about 4.5% of the shares outstanding as reported in EPL’s latest quarterly filing.

ATS intends to take its offer directly to EPL’s stockholders by commencing an all-cash tender offer for the outstanding EPL shares. ATS’s offer is conditional on EPL stockholders voting down the company’s current merger agreement with Stone Energy Corporation (NYSE: SGY). Other standard terms and conditions will also apply. ATS intends to solicit proxies against this merger.

ATS is filing litigation in the Delaware Court of Chancery today seeking, among other things, to invalidate certain provisions of the merger agreement between SGY and EPL relating to two termination fees. The first fee has already been advanced from EPL on behalf of SGY in payment of a termination fee in respect of SGY’s previously announced merger with Plains Exploration and Production Company. The second fee would be payable from EPL to SGY in the event of a termination of their current merger agreement under certain circumstances.

If either termination fee is invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$23.50 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%

If both termination fees are invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$24.00 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%

Woodside Petroleum Ltd. is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange and has a market capitalization of about US$22 billion. Woodside has its headquarters in Perth, Australia and has about 3,400 employees. It has exploration interests in eleven countries, and production from four.

Woodside is best known as the operator and one-sixth owner of the North West Shelf Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, liquid petroleum gas, pipeline gas, crude oil and condensate.

The Woodside Group has been active in the United States since 1999 and has offices in Los Angeles, Houston and Covington.
      On the afternoon of August 28, 2006, the Company issued a press release requesting that stockholders of the Company take no action with respect to the Purchaser’s proposal at such time. The release stated that the Board would meet in due course to review and discuss Purchaser’s proposal and would advise stockholders of the Board’s position “in due course.”
      On August 29, 2006, the Company amended the Company Form S-4 (the “S-4 Amendment”) to include disclosure regarding the Offer. The S-4 Amendment also revised the Company’s disclosure regarding the ability of its stockholders to act by written consent. Also on August 29, 2006, the Company sent a letter to its employees advising them of the current status of the Offer.

11.	Purpose of the Offer; Plans for the Company After the Offer and the Merger.
      Purpose of the Offer. The purpose of the Offer and the Second-Step Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Second-Step Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Second-Step Merger, the Company will become an indirect wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Second-Step Merger with Purchaser. Pursuant to the Second-Step Merger, the outstanding Shares not owned by Purchaser (and/or Parent or any of its subsidiaries) and with respect to which appraisal rights shall not have been validly exercised would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer (including payments underlying Contractual Rights, if applicable).
      Statutory Requirements; Approval of the Second-Step Merger. Under the DGCL, the Second-Step Merger would require the approval of the Board and of the holders of a majority of the outstanding Shares. If Purchaser acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would, subject to approval of the Board, have sufficient voting power to approve the Second-Step Merger without the affirmative vote of any other stockholder of the Company.
      The exact timing and details of the Second-Step Merger or any other merger or other business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Second-Step Merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Second-Step Merger or any other merger or other business combination with the Company or to propose such a transaction on terms other than those described above.
      Short-Form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Second-Step Merger without approval of the Board or a vote of the Company’s stockholders. In such event, Purchaser intends to take all necessary and appropriate action to cause the Second-Step Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Second-Step Merger.
      The Section 203 Condition. The Offer is subject to the Section 203 Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, the Board approves the Offer and the Second-Step Merger or (2) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).
      Section 203 of the DGCL would otherwise apply to the proposed Second-Step Merger or any other “business combination” (as defined in Section 203 of the DGCL) involving Purchaser (and/or Parent or any of its subsidiaries) and the Company. Section 203 of the DGCL could significantly delay Purchaser’s (and/or Parent’s or any of its subsidiaries’) ability to acquire the entire equity interest in the Company. Section 203 of the DGCL, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
      The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 of the DGCL and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of the DGCL of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.
      Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Second-Step Merger is subsequently consummated between Purchaser and the Company, stockholders who have not tendered their Shares in the Offer will have certain rights under the DGCL to dissent from the Second-Step Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL (“Section 262”) will have the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Second-Step Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the corporation surviving the Second-Step Merger. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Second-Step Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, “to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern,” to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Second-Step Merger.
      In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders, which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.
      Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder in the Second-Step Merger and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent would, however, cause the corporation surviving from the Second-Step Merger to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the consideration being offered in the Second-Step Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to “fair value” under Section 262.
      The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights under Delaware law. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the DGCL.
      Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Second-Step Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 should not be applicable to the Second-Step Merger; however, the SEC may take a different view in the event the Consent Solicitation is successful. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.
      The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.
      Plans for the Company. Purchaser is making the offer because Purchaser and Parent want to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser is seeking to negotiate a business combination with the Company; however, Purchaser and Parent believe that the terms of the Stone Energy Merger Agreement purport to prohibit the Company from taking certain actions, including negotiating a transaction with, or providing confidential information to, Purchaser or Parent at any time prior to the termination of the Stone Energy Merger Agreement. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Second-Step Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer, in which event Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Purchaser, Parent and the Company.
      Purchaser intends to file preliminary proxy materials with the SEC in connection with the Proxy Solicitation to vote against the issuance of Shares to the Stone Energy stockholders in connection with the transactions contemplated by the Stone Energy Merger Agreement. The Company has set August 28, 2006 as the record date for determining which stockholders are entitled to vote on such issuance of Shares but has not yet established the date for the special meeting at which such matter will be considered. Assuming a quorum is present at the special meeting, a sufficient number of the Company’s stockholders MUST vote “AGAINST” the share issuance contemplated by the Stone Energy Merger Agreement in order to ensure that the issuance is not approved. This will guarantee that the Company’s contemplated merger with Stone Energy will not go forward, which is one of the conditions to this offer. However, such issuance will be approved if there is a quorum at such meeting and a majority of stockholders present and voting at the Company’s stockholder meeting (as opposed to a majority of all Energy Partners shares outstanding) votes in favor of the share issuance. SHARES THAT ARE NOT VOTED WILL NOT BE COUNTED AS VOTES “AGAINST” THE MERGER NOR, ASSUMING A QUORUM IS PRESENT, WILL THEY ADVERSELY AFFECT THE LIKELIHOOD OF THE SHARE ISSUANCE BEING APPROVED. We do not intend to waive the Stone Energy Merger Condition. Purchaser believes that the Board has a fiduciary obligation to recommend against approval of such issuance of Shares and is obligated to recommend the Offer to the Company’s stockholders.
      Purchaser currently intends to file a consent statement with the SEC for use in connection with the Consent Solicitation. Purchaser reserves the right, however, at any time to determine not to commence the Consent Solicitation (or to terminate any Consent Solicitation which has previously been commenced) if Purchaser determines it to be in its best interests to do so or if Purchaser determines that such Consent Solicitation is unnecessary, including, if Purchaser determines, that the Board has (x) recommended against the issuance of Shares in connection with the Company’s proposed merger with Stone Energy, (y) recommended that the Company’s stockholders accept the Offer and (z) not adopted a “poison pill” or shareholders rights plan. The Company’s bylaws provide that in order for stockholder action to be taken without a meeting, consents in writing, setting forth the action so taken, are signed by the holders of Shares having not less than the greater of (i) the minimum number of votes that would be necessary to authorize or take the action at a meeting at which the holders of all Shares entitled to be voted thereon were present and voted or (ii) 85% of the total number of votes of the then outstanding Shares entitled to vote. Purchaser believes, based on advice of counsel, that this bylaw provision is invalid under Delaware law and should have no effect and Purchaser has filed litigation in the Chancery Court of Delaware seeking a ruling to that effect.

      Purchaser expects that the Purchaser Nominees, if elected to serve as directors of the Company, would in their independent judgment and good faith, and subject to their fiduciary duties, support the Offer and the Second-Step Merger and take actions necessary to satisfy the Section 203 Condition and seek or grant other consents or approvals as may be desirable or necessary to expedite the prompt consummation of the Offer and the Second-Step Merger. Accordingly, election of the Purchaser Nominees and adoption of the Stockholder Consent Resolutions could allow the stockholders of the Company to determine whether to accept the Offer and could be critical to the prompt consummation of the Offer and the Second-Step Merger if the current Board does not negotiate with Purchaser and Parent. Purchaser believes that the Board has a fiduciary obligation to approve the Offer and take any action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Second-Step Merger and Purchaser hereby requests that the Board do so.
      If, and to the extent that Purchaser (and/or Parent or any of Parent’s subsidiaries) acquires control of the Company or otherwise obtains access to the books and records of the Company, Purchaser intends to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Second-Step Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Purchaser (and Parent) expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of the Company’s potential in conjunction with Parent’s businesses in light of Purchaser’s and Parent’s review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company’s certificate of incorporation and bylaws.
      Purchaser and Parent believe that it is important that the Company maintain its historical connection to the community of New Orleans and plans on continuing this commitment upon acquiring control of the Company.
      Except as indicated in this Offer to Purchase, neither Purchaser nor Parent has any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or any of its subsidiaries, (iv) any change in the current board of directors or management of the Company or any change to any material term of the employment contract of any executive officer of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.	Dividends and Distributions.
      If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.
      If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its discretion.

13.	Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration.
      Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.
      Purchaser and Parent intend to cause the delisting of the Shares by the NYSE following consummation of the Offer and, if permitted by law, deregistration of the Shares under Exchange Act.
      NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. According to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 7, 2006, there were 38,396,001 Shares outstanding. According to the Company Form 10-K, as of February 22, 2006, the outstanding Shares were held by approximately 125 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.
      If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.
      Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the

Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.
      Margin Regulations. The Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

14.	Certain Conditions of the Offer.
      Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser’s right to extend and amend the Offer at any time, in its discretion, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, shall not be required to make any payment for Shares accepted for payment, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, in the judgment of Purchaser, each of the Minimum Tender Condition, the Stone Energy Merger Condition, the Section 203 Condition or the HSR Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following events or facts shall have occurred:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) (i) challenging or seeking to, or which, in the judgment of Purchaser, is reasonably likely to, make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the Offer or the provisions of this Offer to Purchase or, the acceptance for payment of any or all of the Shares by Parent, Purchaser or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Second-Step Merger; (ii) seeking to, or which in the judgment of Purchaser is reasonably likely to, prohibit or limit the full rights of ownership or operation by the Company, Parent or any of their affiliates of all or any of the business or assets of the Company, Parent or any of their affiliates or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their affiliates; (iii) seeking to, or which in the judgment of Purchaser is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the DGCL (as in effect on the date of this Offer to Purchase) in connection with the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by Purchaser, Parent or any other affiliate of Parent or the consummation by Purchaser, Parent or any other affiliate of Parent of the Second-Step Merger or other business combination with the Company, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; (v) seeking, or which in the judgment of Purchaser is reasonably likely to result in, any material diminution in the benefits expected to be derived by Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer, the Second-Step Merger or any other business combination with the Company; (vi) relating to the Offer, the Proxy Solicitation or the Consent Solicitation which, in the judgment of Purchaser, might materially adversely effect the Company or any of its affiliates or Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (vii) which in the judgment of Purchaser could otherwise prevent, adversely affect or materially delay consummation of the Offer, the Consent Solicitation or the Second-Step Merger or the ability of Purchaser to conduct the Proxy Solicitation or the Consent Solicitation;

(b) any clearances or approvals of any U.S. or non-U.S. Governmental Authority other than in connection with the HSR Condition or the condition set forth in clause (l) shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

(c) there shall have been action taken or any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed, or which becomes, applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer, the Second-Step Merger or any other business combination with the Company, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Exon-Florio Act (as defined below), that in the judgment of Purchaser might result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

(d) any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, stockholders’ equity, licenses, franchises, operations, results of operations or prospects of the Company or any of its affiliates or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

(e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Australia, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States or authorities in Australia, (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the judgment of Purchaser, might materially adversely affect, the extension of credit by banks or other lending institutions, (iv) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or Australia or any attack on, or outbreak or act of terrorism involving, the United States or Australia, (v) a material change in the United States dollar or Australian dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (vi) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company or its subsidiaries do business that could, in the judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its affiliates or the trading in, or value of, the Shares, (vii) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of commencement of the Offer or any material adverse change in the market price in the Shares or (viii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

(f) (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (iv) any person (other than Parent) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets, securities or subsidiaries of the Company;

(g) the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with their publicly disclosed terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company including by adoption of a shareholders rights plan which has not otherwise been terminated or rendered inapplicable to the Offer and the Second-Step Merger prior to the expiration of the Offer, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the judgment of Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract (other than termination of the Stone Energy Merger Agreement on terms satisfactory to Purchaser) or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation of any merger or other business combination involving the Company and Purchaser (and/or any of Parent’s subsidiaries), (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase;

(h) any approval, permit, authorization, favorable review or consent of any U.S. or non-U.S. Governmental Authority (including those referred to or described in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its judgment;

(i) Purchaser becomes aware (x) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been or may be accelerated or has or may otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of the Second-Step Merger or other business combination involving the Company (other than following the acceptance for payment of Shares pursuant to this Offer, acceleration of the Company’s existing credit facility or the trigger of put rights under the indenture with respect to the Company’s 8.75% Senior Notes Due 2010) or (y) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in Purchaser’s judgment, has or may have a material adverse effect with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by

Purchaser or its consummation of the Second-Step Merger or other business combination involving the Company);

(j) Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(k) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase or (iii) amended the Stone Energy Merger Agreement in any material respect; or

(l) (i) the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), shall not have expired, (provided that such time period shall be deemed to have expired if CFIUS or a related governmental entity with authority shall have provided a written notice to the effect that review of the transactions contemplated by this Offer to Purchase has been concluded, and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act) or (ii) if CFIUS determines that an investigation is warranted, CFIUS shall have taken or announced an intent to take any measures which would prevent the purchase of Shares tendered pursuant to the Offer or the consummation of the Second-Step Merger, or which would in the judgment of Purchaser have a material adverse effect on the business of the Company or Parent or which could in the judgment of Purchaser be reasonably likely to have a material impact on the corporate governance of Parent, Purchaser or the Company;

which in the judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, Parent or any affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with acceptance for payment of or payment for Shares.
      The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or, other than the HSR Condition, may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser or Parent concerning any condition or event described in this Section 14 shall be final and binding on all parties.

15.	Certain Legal Matters and Regulatory Approvals.
      General. Based upon its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.
      State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.
      A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Second-Step Merger, Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
      The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Second-Step Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second-Step Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Second-Step Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.
      Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.
      Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC in the near future. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.
      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.
      Based on publicly available information, Parent does not believe that any other antitrust laws apply to the Offer and the Second-Step Merger. In the event it is determined that other antitrust laws apply to the Offer and the Second-Step Merger, Parent intends to make any necessary filings promptly in order to comply with such laws.
      Exon-Florio Act. The Exon-Florio Act authorizes the President of the United States or his designee to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The President has delegated authority to investigate proposed transactions to the CFIUS. In order for the President to exercise his authority to suspend or prohibit an acquisition, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. The President’s actions are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. Absent certain conditions, the Exon-Florio Act does not obligate the parties to an acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act.
      Parent and Purchaser have elected to notify CFIUS of the proposed acquisition of the Company. Within thirty days of receiving the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. Before the Offer can be consummated, unless Purchaser waives such condition, the thirty-day review period, during which a full investigation may be commenced, must have expired without an investigation being commenced or, if an investigation has been commenced, then (i) the applicable period under the Exon-Florio Act during which the investigation must be completed must have expired, (ii) the period under the Exon-Florio Act during which the transactions contemplated under the Offer and the Second-Step Merger may be suspended, prohibited or limited must have expired without any action being threatened, announced or taken by CFIUS or (iii) a decision not to take any action with respect to the transactions contemplated under the Offer and the Second-Step Merger must have been announced. There can be no assurance that CFIUS review will not result in an investigation and recommendation of actions or conditions adverse to the parties.
      Delaware Litigation. On August 28, 2006, Purchaser filed a complaint in the Delaware Court of Chancery, naming the Company, the Company’s directors, and Stone Energy as defendants. The complaint challenges the validity of the provisions relating to both the Additional Termination Fee and the Initial

Termination Fee in the Stone Energy Merger Agreement, as well as the Company’s bylaw governing consent solicitations.
      First, pursuant to the Stone Energy Merger Agreement, the Company agreed to advance the $43.5 million Initial Termination Fee to Stone Energy, and the Company in fact paid the Initial Termination Fee to Plains on the date it entered into the Stone Energy Merger Agreement. Under the Stone Energy Merger Agreement, Stone Energy has committed to repay the Initial Termination Fee to the Company in only a few very limited circumstances — i.e., if Stone Energy is in material breach of the Stone Energy Merger Agreement, or in certain situations in which Stone Energy’s board of directors or stockholders take action resulting in the termination of the Stone Energy Merger Agreement. Thus, the Company will forfeit any recovery of the $43.5 million Initial Termination Fee if the Company’s board changes its recommendation about the Stone Energy Merger Agreement, or if the Company’s stockholders fail to approve the Stone Energy Merger Agreement, thereby enabling the Company to pursue a more favorable third-party proposal. The Company’s payment of the Initial Termination Fee is equivalent to a termination fee of $43.5 million.
      In addition, the Company agreed to pay Stone Energy the $25.6 million Additional Termination Fee if the Company’s board of directors withdraws or changes its recommendation in favor of the Stone Energy Merger Agreement, or if the Company’s stockholders do not approve the merger (i.e., do not approve the issuance of Shares to Stone Energy Stockholders in connection with that merger) in response to a third-party proposal and the Company thereafter within twelve months enters into such a transaction.
      Combined, the provisions in the Stone Energy Merger Agreement concerning the Initial Termination fee and the Additional Termination Fee amount to $69.1 million. The termination fee is thus worth approximately 10% of the Company’s market capitalization, which was approximately $690,950,987 as of the close of trading on the New York Stock Exchange on June 22, 2006, the date the Company and Stone Energy entered into the Stone Energy Merger Agreement.
      Purchaser also challenged a provision of the Company’s bylaws, which purports to impose a supermajority requirement on any actions taken by the written consent of the Company’s stockholders. Specifically, Section 2.9 of the Company’s bylaws provides in pertinent part that stockholders may only act by written consent “if the greater of (i) the number of stockholders necessary to authorize the action or (ii) 85% of the total outstanding shares consent in writing.” However, Section 228 of the Delaware General Corporation Law provides that stockholders have a statutory right to act by majority written consent unless the certificate of incorporation provides otherwise. The Company’s certificate of incorporation does not impose a supermajority requirement on the ability of the Company’s stockholders to act by written consent.
      Purchaser requests, among other things, that the Delaware Chancery Court: (i) declare and decree that the Initial Termination Fee and the Closing Termination Fee are unlawful and invalid, null and void, and of no further effect; (ii) enjoin the Company and Stone Energy from taking further steps or any actions with respect to the Initial Termination Fee and the Closing Termination Fee; (iii) require Stone Energy to return the Initial Termination Fee to the Company upon invalidation of the Initial Termination Fee, or in the event the Stone Energy Merger Agreement is terminated by the Company’s stockholders; (iv) declare and decree that the Initial Termination Fee and the Closing Termination Fee were approved in breach of the fiduciary duties of the Company’s directors and are unlawful and invalid, null and void, and of no further effect; (v) declare and decree that the Company’s bylaw purporting to impose a supermajority voting requirement on the Company’s stockholders’ statutory right to act by written majority consent is unlawful and invalid, null and void, and of no further effect; (vi) enjoin the Company from holding a special meeting for its stockholders for the purpose of obtaining their approval of the Stone Energy Merger Agreement (if full and fair information is not provided to stockholders, and the unlawful termination provisions and bylaw are not invalidated); and (vii) enjoin Stone Energy from aiding and abetting the Company’s directors’ breach of their fiduciary duties to Emerald and its stockholders, including with respect to the unlawful termination provisions in the Stone Energy Merger Agreement.
      Other Laws and Legal Matters. According to the Company Form 10-K, the Company conducts operations in Louisiana, Texas and offshore in the Gulf of Mexico. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. Such government may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

16.	Fees and Expenses.
      Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer.
      Credit Suisse is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Parent in connection with the acquisition of the Company. In its role as Dealer Manager, Credit Suisse may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse. Credit Suisse is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Credit Suisse is also entitled to reimbursement for certain expenses incurred by Credit Suisse, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.
      Credit Suisse and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.
      Parent (on behalf of Purchaser) has retained Innisfree M&A Incorporated, as the Information Agent, and the Purchaser has retained The Bank of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.
      Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Broker, dealer, commercial bank, trust company or other nominee will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.
      The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS

OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
      Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.
SOLICITATION OF PROXIES AND CONSENTS
      As discussed in this Offer to Purchase, Purchaser intends to file a preliminary proxy statement with the SEC for use in connection with the Proxy Solicitation and, to the extent deemed advisable by Purchaser, to file a preliminary consent statement with the SEC in connection with the Consent Solicitation. Purchaser advises the security holders of the Company to read the proxy statement and the consent statement when each becomes available, because each will contain important information regarding the Proxy Solicitation and the Consent Solicitation, as the case may be. The security holders of the Company may, when such documents become available, obtain a free copy of the preliminary proxy statement, the preliminary consent solicitation statement, the definitive proxy statement, the definitive consent statement and other documents that the Company files with the SEC at its web site at www.sec.gov. In addition, each of these documents, when prepared or available, may be obtained free of charge from Purchaser by calling Innisfree M&A Incorporated, the Information Agent for the offer, toll-free at (877) 456-3427 (banks and brokers may call collect at (212) 750-5833).
INFORMATION CONCERNING PARTICIPANTS
      Purchaser, Parent and, in each case, certain of its officers, directors and, in the event Purchaser undertakes the Consent Solicitation, nominees for the directorships of the Company, among others, may be deemed to be participants in the solicitation of the Company’s shareholders. The security holders of the Company may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of the Company’s shareholders in a Schedule 14A to be filed with the SEC.
ATS INC.
August 31, 2006

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PURCHASER AND PARENT

1.	Directors and Executive Officers of Purchaser.
      The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 71683 Riverside Drive, Covington, Louisiana 70433. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Mark Chatterji Business Address: Woodside Plaza 240 St Georges Terrace Perth, Western Australia 6000	President and Director of Purchaser. Mr. Chatterji has been Director of Commercial, Woodside Energy Ltd. since 2004. From 2003 to 2004, Mr. Chatterji served as a Captain in the United States Army, 1st Battalion, 162nd Infantry. Prior to this, Mr. Chatterji was a Vice President at Goldman Sachs & Co.
Jeff Soine Business Address: Sage Plaza 5151 San Felipe, Suite 1200 Houston, TX 77056	Secretary and Director of Purchaser. Mr. Soine has been Acquisition Manager of Woodside Energy (USA) Inc. since June 2005. Prior to this, Mr. Soine was Acquisitions Manager of W&T Offshore Inc. from 2000 to 2005.
Troy Hayden Citizenship: Australia	Treasurer of Purchaser. Mr. Hayden is also Chief Financial Officer of Woodside Energy (USA) Inc., a position he has held since 2005. Prior to this, Mr. Hayden was Chief Financial Officer of Woodside Petroleum Ltd. from 2004 to 2005 and Treasurer of Woodside Petroleum Ltd. from 1996 to 2004.

2.	Directors and Executive Officers of Parent.
      The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and each executive officer of Parent. Unless otherwise indicated, the current business address of each person is Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. Unless otherwise indicated, each such person is a citizen of Australia. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Jillian Rosemary Broadbent	Ms. Broadbent has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 1998. Ms. Broadbent is also a Director of Coca-Cola Amatil Limited and Special Broadcasting Service and a Board Member of Reserve Bank of Australia, positions she has held since 1999, 2002 and 1998, respectively. Previously, Ms. Broadbent was a Director of Westfield Management Ltd. and Director of Westfield America Management Ltd. from 2002 to 2004.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Dr. Ashton Trevor Calvert	Dr. Calvert is a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. and a Director of Rio Tinto plc and Rio Tinto Ltd., positions he has held since 2005. Prior to that, Dr. Calvert was a Director of The Australian Trade Commission and a Director of The Australian Strategic Policy Institute Ltd.
Michael Alfred Chaney	Mr. Chaney has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2005. He has been Chairman and Non-Executive Director of National Australia Bank Limited since 2004, a Member of JPMorgan International Council since 2003 and President of Business Council of Australia since 2005. Mr. Chaney also currently serves as Director of National Equities Limited and Chairman of Gresham Partners Holdings Ltd. From 1992 to 2004 Mr. Chaney was Managing Director and Chief Executive Officer of Wesfarmers Limited, from 1995 to 2005 a Director of BHP Billiton Limited, from 2001 to 2005 a Director of BHP Plc and from 1990 to 2005 a Director of Gresham Partners Group Limited.
Robert Cole	Mr. Cole has been Secretary of Woodside Petroleum Ltd. and general counsel of Woodside Energy Ltd. since April 2006. Prior to this, Mr. Cole was a partner at Mallesons Stephen Jacques from January 1992 to April 2006.
Erich Fraunschiel	Mr. Fraunschiel has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2002. He has also served as Non-Executive Director of West Australian Newspaper Holdings Ltd. and Chairman of Wesfarmers Insurance Ltd. since 2002, Non-Executive Director of WorleyParsons Limited, Rabobank Australia Ltd. and Rabo Australia Ltd. since 2003, Chairman of Lumley General Insurance Ltd. since 2003 and Non-Executive Director of The WCM Group Ltd. since 2005. Mr. Fraunschiel served as Non-Executive Director of Foodland Associated Limited from 2002 to 2004.
Charles Barrington Goode	Mr. Goode has been Chairman of Woodside Petroleum Ltd. and Woodside Energy Ltd since 1999. He also serves as Chairman of Australia and New Zealand banking Group Ltd., Chairman of Diversified United Investment Ltd. and Chairman of Ian Potter Foundation Ltd.
Andrew Jamieson Citizenship: United Kingdom	Mr. Jamieson is a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. and Executive Vice President, Gas Projects of Shell Global Solutions International BV, positions he has held since 2005. Prior to this, Mr. Jamieson was Managing Director of Nigeria LNG Ltd.
Frances Margaret Kernot Citizenship: Australia and New Zealand	Ms. Kernot has been Company Secretary of Woodside Petroleum Ltd., Woodside Energy Ltd. and Australian group subsidiaries since January 2004. Prior to this, Ms. Kernot served as Company Secretary of LCB Holdings and Little Creatures Brewing Pty Ltd. from July 2000 to April 2005 and Compliance Officer, Managed Investments for Yates Limited from June 1996 to June 2003.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Jakob Stausholm Citizenship: Denmark	Mr. Stausholm has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since June 2006. Mr. Stausholm is also Vice President, Finance E&P of Shell EP International Limited, a position he has held since 2006. Prior to this, Mr. Stausholm was Chief Internal Auditor at Royal Dutch Shell Plc from 2002 to 2006 and Finance Manager of Shell Europe Oil Products, Commercial from 2000 to 2002.
Donald R. Voelte, Jr. Citizenship: United States	Mr. Voelte has been Managing Director and Chief Executive Officer, Woodside Energy Ltd since 2004. Prior to that, Mr. Voelte was Director, President and Chief Executive Officer of Chroma Energy Ltd.
Mark Chatterji Citizenship: United States	Mr. Chatterji has been Director of Commercial, Woodside Energy Ltd. since 2004. For biographical information see under “Directors and Executive Officers of Purchaser” above.

SCHEDULE II
ACQUISITIONS AND DISPOSITIONS OF SHARES BY PURCHASER, PARENT
AND THE EXECUTIVE OFFICERS AND DIRECTORS OF PURCHASER AND PARENT
      Other than purchases of Shares in the open market by Purchaser as set forth in the table below, none of the Purchaser, Parent or any executive officer or director of Purchaser or Parent has engaged in any transaction involving the Shares in the past 60 days:

Trade		Average
Date	Shares	Price	Principal	Commission	Total Amount

15-Aug-06	76,000	$17.7535	$1,349,266.00	$3,800.00	$1,353,066.00
16-Aug-06	284,900	$17.9877	$5,124,695.73	$14,245.00	$5,138,940.73
17-Aug-06	384,900	$17.7292	$6,823,969.08	$19,245.00	$6,843,214.08
18-Aug-06	219,000	$17.7973	$3,897,608.70	$10,950.00	$3,908,558.70
21-Aug-06	181,600	$18.1465	$3,295,404.40	$9,080.00	$3,304,484.40
22-Aug-06	94,200	$18.2207	$1,716,389.94	$4,710.00	$1,721,099.94
23-Aug-06	478,400	$18.1728	$8,693,867.52	$23,920.00	$8,717,787.52
Total	1,719,000	$17.9763	$30,901,201.37	$85,950.00	$30,987,151.37

      Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
The Depositary for the Offer is:
THE BANK OF NEW YORK

By Mail:	By Hand:	By Overnight Courier:

The Bank of New York	The Bank of New York	The Bank of New York
Reorganization Services	Reorganization Services	Reorganization Services
P.O. Box 859208	161 Bay State Road	101 Barclay Street, 1-E
Braintree, MA 02185-9208	Braintree MA 02184	Receive and Deliver Window New York, New York 10286
By Facsimile Transmission:
(For Eligible Institutions Only)
781-380-3388
To Confirm Facsimile Transmissions:
781-843-1833, Ext. 200
(For Confirmation Only)
      Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Shareholders Call Toll-Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833
The Dealer Manager for the Offer is:
Credit Suisse
11 Madison Avenue
New York, NY 10010
(888) 537-4893